Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 8, 2021
Registration Statement Nos. 333-227645 and 333-227645-04

*PRICING DETAILS* $1.25BN BMW Vehicle Lease Trust (BMWLT 2021-2)

Lead Managers: Wells Fargo (str), Barclays and SMBC
Co-Managers: Citibank and MUFG

Anticipated Capital Structure:
CLS	$AMT(MM)	WAL	FITCH/MDY*	BENCH	SPD	YLD%	CPN%	$PRICE
A-1	200.000	0.27	F1+/P-1	IntL	- 2	0.09847	0.09847	100.00000
A-2	462.500	0.92	AAA/Aaa	EDSF	+ 4	0.19700	0.19000	99.99364
A-3	462.500	1.80	AAA/Aaa	EDSF	+ 6	0.33600	0.33000	99.98968
A-4	125.000	2.36	AAA/Aaa	IntS	+ 4	0.43200	0.43000	99.99622
* Expected Ratings
** 100% PPC to Maturity

Transaction Details:

* BBG Ticker: BMWLT 2021-2
* Format: Public, SEC Registered
* Assets: Auto Lease
* ERISA Eligible: Yes
* Ratings: Fitch/Moody's
* Settlement: September 15th, 2021
* First Pay: October 25th, 2021
* Min Denoms: $1k x $1k
* Risk Retention: US; Yes / EU; No
* Bill & Deliver: Wells Fargo

Materials: Preliminary Prospectus, CDI File
Intex Dealname: wsbmwlt2102
Intex Password: 7J3K

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package.